Exhibit 99.1

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THE WALL STREET TRANSCRIPT
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48 West 37th Street, New York, NY 10018
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Website: http//www.twst.com     E-mail: transcript@twst.com

          TWST: Could we begin with a brief summary, a bit of a background sketch on VSB Bancorp and then bring us up-to-date.
          Mr. Branca: VSB Bancorp is the holding company for Victory State Bank, which was formed in 1997 by a group of local business people on Staten Island, one of the boroughs of New York City. Victory State Bank was formed to address the gap in the business needs of the customers on Staten Island. There was a former bank here that was merged out of existence, who primarily dealt with business customers. Since its merger, there was a huge opening where people dissatisfied with their current banks and how they were handling commercial accounts. So, myself and my Chairman Joseph LiBassi, got together and we formulated a plan to form a new bank on Staten Island, first one in New York actually in 17 years. We put the plan together to address the business needs of the communities on Staten Island, specifically. Victory State Bank and VSB Bancorp, now have five branch locations on Staten Island, about $225 million in assets and we have grown steadily throughout our 12-year history.

          TWST: With unemployment numbers in New York at about 10.3%, what’s the economic backdrop like there? What characterizes the region at your end and what is your outlook for it and for your customers?

          Mr. Branca: New York City certainly has a high unemployment rate and it translates of course to the boroughs like Staten Island itself where we are located. It creates a problem with collecting loans on a general basis. But, we believe the outlook to be a slow grinding recovery. We don’t expect anything dramatic. We are all hoping we don’t get a double dip recession here based upon any issues such as inflation and the taxes that are being considered both at the federal state and local level. This will further hurt businesses and small banks like Victory State Bank.

          TWST: Whom do you consider to be your competition? And who are your peers? What distinguishes Victory State Bank from its competition?

          Mr. Branca: Victory State Bank and VSB Bancorp are committed to delivering personal service. From the board of directors way down to the mail clerk, that mantra is lived everyday. We have to be flexible to meet the customer’s needs and do things other banks won’t do, like not charging for payments on uncollected funds; giving customers a call every morning if they are overdrawn on their account, with the ability to cover their account on the same day as long as they bring in good funds; and having access to senior management. We are not in an ivory tower. Actually, my office, is right on the banking floor. So, I see customers every day. I have an open door and they are welcome to come in and talk to me at any time. This is a far cry from some of the larger banks that are around where you never even see a picture of the President or Senior Management. Our decisions are all made here on Staten Island locally, which is also another advantage. We know the island. Our Staten Island board is composed solely of Staten Island residents. We are tuned in to what happens here on the Island more than some of our competitors. Competitors include larger banks like Bank of America, Chase, and Citi, which have all increased their presence here. Other competitors include some of the large regionals like New York Community and some large international banks like Banco Santander when they bought Sovereign. Sovereign had their presence here when they bought Independence, which previously had bought Staten Island Savings Bank. What has happened is consolidation through purchases by some of the larger banks. Basically, the only one left on Staten Island that’s headquartered on Staten Island is Victory State Bank at VSB Bancorp. There is another bank that is local but moved its main office to Jersey, and that’s Northfield Bank. They are also a competitor. But we believe our major distinction is the ability to provide customer service well beyond what other banks are willing to do.

          TWST: Are you seeing any trends up, down or sideways with regard to your reserves against bad debts, i.e. small business loans, commercial real estate, car loans, mortgages et cetera?

          Mr. Branca: Since we are mostly a commercial lender, we don’t feature any consumer products like auto loans or personal loans that really would negatively affect our portfolio. We have seen a slight moderation in the delinquencies and in the troubled or past due status of our loans. I think that’s big reflection on our conservative lending philosophy. We didn’t over extend ourselves or give easy credit terms when everybody else was doing it two or three years ago. We’ve kept the same conservative philosophy since we opened 12 years ago and we still maintain it today.

          TWST: What is your outlook at this point as far as the Staten Island economy is concerned and what’s your outlook for future loan productions?

          Mr. Branca: Staten Island’s economy is made up of a lot of white-collar workers, a lot of city workers and a lot of entrepreneurs. There is a mixture here of people in different industries that we service. We service plumbers, electrical contractors, builders and such. In fact, home building is the biggest industry on Staten Island. Residential home building, I should say. We are here to help support with lending and other products for those communities and the professional communities as well. The outlook for city workers is pretty stable. There may be some layoffs and other issues that may affect us on the entrepreneurial side or in the business of home building. It has been slow and many of the people that we deal with are staying on the sidelines to make sure that the economy has firmed up and that there is not going to be a further reduction in housing market prices. It would make sense for them to wait and see rather than to try jump in the market right now. But we do have some builders that believe that this is a good opportunity to buy and build and have some product available to sell when things turn around. The outlook is slightly positive, I would say, but cautiously positive.

          TWST: Last fall during the dark bleak months of the Lehman collapse, the debut of TARP, the Federal Reserve in the treasury department activities — there was a lot going on there from the Fed and from the Treasury. Do, you feel that they have helped or hurt the industry short term, long term?

          Mr. Branca: I think short term they have helped prop up the industry and more importantly gave the perception in the public’s mind that the financial system is basically sound, with their assistance. What could have happened after the Lehman collapse and further collapses would really destroy confidence. Lack of consumer confidence can amplify the negative effect of bad economic or financial conditions. I think the program that Treasury put out was helpful. The problem with the TARP program when they initially put it out still exists today. The contract says the government can change the terms at any time. At first they told banks and community banks like us that being in the TARP program was prestigious, in the sense that you qualified to be a part of it. This was supposedly a way we can support the strong banks and the banks that needed just a little help. It turned from that to be a financial bail out, which is not true in all the cases. Certainly some of the larger banks needed that assistance desperately, but some of them did not. At Victory State Bank and VSB Bancorp, we were very fortunate, because we’ve built our capital base over a long period of time. We are very strong with capital and very strong with earnings, so we did not need any assistance from the government as far as TARP or CPP. I think in the long term the TARP program will be seen as assistance, really just propping up some of the larger banks from failing and saving some institutions like Merrill Lynch through mergers and acquisitions. Merrill Lynch may have been totally wiped out if they did not come in with government assistance.

          TWST: As you look at your bank’s financial strength and its resources, are there any priorities for improvement?

          Mr. Branca: We look to build our loan portfolio with our conservative base of underwriting standards, that would be the biggest plus for us. We will continue to try to develop customer relationships, and customer relationships bring a large number of business checking accounts. Average business checking are 32% of total assets, which is an unusually high number for the industry in general. That’s really where we would like to focus and see growth. We don’t want to grow our balance sheet by adding CDs or jumbo CDs; we certainly accept them but we are not going to be the great leader on those type of products.

          TWST: What’s the overall agenda, what are your priorities to make the next 12 to 24 months a success at VSB?

          Mr. Branca: My priority is to identify any problem assets we may have, so we can work on their resolution. We want to work to clean up any of the ones we currently have, so we can maintain our earnings and hopefully grow our EPS over the next 12 months or so. It’s really based upon how much we can do with outside factors like increased assessments, special assessments by the FDIC, increased cost of SOX 404 compliance and other issues of that nature. These are just out of our control and just add to our expense base.

          TWST: What historically has been the shareholder base with VSB Bancorp and has it undergone any changes or transitions?

          Mr. Branca: Historically the composition of our shareholders has been mostly Staten Island based people. When we first formed the bank, we went out to the Staten Island community to raise the $7 million necessary and we received a really good response. We did not rely on an underwriter to bring in money and sap some capital from us in the form of fees or costs. The Staten Island base community still is the major holder of the shares of VSB Bancorp, Inc. We are a local community bank and we are proud to be owned by the residents of Staten Island.

          TWST: Do you have any analyst coverage at this point?

          Mr. Branca: We have very little analyst coverage. I think our size and our float make it a little bit difficult for analysts to look at us. Insider ownership is almost 35%.

          TWST: In your discussions with shareholders and investors, are there any misperceptions about what VSB is or what it should be doing? Are there any recurring questions?

          Mr. Branca: We have always had the same message from the first day we formed up to today. We make commercial loans and have deposits and products available to a local Staten Island community servicing businesses and legal professions as well as doctors, builders, electricians and the like. I think that message is very clear, because we’ve been consistently clear.

          TWST: Could you give us the picture of one or two of the key individuals you have at the top level of management at the bank? And are there any areas that you are looking to augment?

          Mr. Branca: First, we have our Chief Lending Officer, Richard Boyle, who has been in the lending area on Staten Island for the past 30 plus years. You have someone who has vast extensive knowledge of the industry and the players. We know who is a good credit risk and whom we have to really take a good look at to make sure that we properly protect the assets of the bank. Another individual that has 30 plus years experience on Staten Island is our Chief Operations Officer, Elizabeth Scarano, who’s been here and at other banks at Staten Island for 25 years. She knows on the deposit side the people that we may have had issues with in the past. Historical memories are more effective, because you get to know your customers and you know your base enough to being able to make decisions like paying on uncollected funds and allowing people to cover overdrafts. Those are key to our philosophy, one of the things that make us stand out and make us different from some of our competitors. We just recently hired a new Controller who is also a CPA, so we augmented the Controller position at the bank and Bancorp, with the recent addition on August 31.

          TWST: Do you feel that you have the manpower resources that you need to take you through the end of ‘09 and into 2010?

          Mr. Branca: I think our staff complement is appropriate for our size. I think we have enough talent and management expertise to handle any issues at this time.

          TWST: What would you say to compel investors to review VSB Bancorp, its performance, its opportunities, and to include VSB in their current portfolio, and in their long-term investor strategy?

          Mr. Branca: If you look at our operational history, you can see that we consistently generate earnings and that we’ve been positive since our tenth month of operations. It’s not a question of us having any problems putting positive earnings on the books. Our loan portfolio has historically been on the lower percentage of assets even though our total allowances are above peer group. So, we have some protection there. If you look at our non-performing assets and things of that nature we are certainly below our peers – we believe everything is manageable by us at this point in time. What sets us apart is that if you look at the Staten Island market. We’ve been here for 12 years and we only have about 2.5% of market share of deposits available. We do have opportunities to grab more market share. With the introduction of larger banks and the take over the regionals and the community banks here on Staten Island, there is an opportunity to grow and add relationships that we may have had trouble in the past getting because of loyalty issues or other issues associated with the former banks.

          TWST: Is there anything we missed or anything you might include or add?

          Mr. Branca: We don’t take brokered deposits. We don’t have any borrowings on our books; we don’t look to leverage transactions. Our investment portfolio is a jewel for us because we’ve been able to build that portfolio and have a positive unrecognized gain on our books in this environment. We have no OTTI, no write downs and no other similar problems of that nature that other banks had. We are just basically a bread and butter banking institution. We know what we do and we do it well. We do not try to be everything to everybody. But everything that we do we are the best at it.

          TWST: Thank you.

          Mr. Branca: Thank you.